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                              EMPLOYMENT AGREEMENT

     This Agreement, made as of the 8th day of January 1996, by and between IMRE Corporation, a Delaware corporation having its principal office at 401 Queen Anne Avenue North, Seattle, Washington 98109 (the "Company") and Alex P. de Soto, currently the Vice President Chief Financial Officer of the Company (the "Employee").

     Whereas, the Company desires to continue employment of the Employee in an executive capacity as Vice President Chief Financial Officer on the terms and conditions set forth herein; and the Employee is willing to accept and undertake such continued employment.

     Now, therefore, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:


                                    ARTICLE 1
                            EMPLOYMENT; TERM; DUTIES


     1.1 EMPLOYMENT. Upon the terms and conditions hereinafter set forth, the Company hereby continues to employ the Employee, and the Employee hereby accepts continued employment, as Vice President Chief Financial Officer of the Company.

     1.2  TERM.  The Employee's employment hereunder shall be for a term
commencing on January 1, 1996 and ending on June 30, 1996.   The actual term of
employment, including the period included in Section 1.3 below, is referred to as the "Term".

     1.3 OPTION TO EXTEND TERM. Based on the mutual consent of both parties, the Term may be extended on a month to month basis, beginning July 1, 1996.

     1.4 DUTIES. During the Term, the Employee shall perform such executive duties for the Company and for its subsidiaries, consistent with his position hereunder, and as typically associated with the duties of a Vice President Chief Financial Officer of a publicly-held corporation, as reasonably may be assigned to him from time to time by the Chief Executive Officer and President of the Company. A preliminary list of such executive duties during the term set out in
Section 1.2 is listed in Appendix A to this Agreement. Employee shall report directly to the President of the Company. Except as contemplated by Section 1.6, the Employee shall devote his entire business time, attention and energies to the performance of his duties hereunder.

     1.5 EXCLUSIVE AGREEMENT. The Employee represents and warrants to the Company that he is not a party to any agreement or arrangement, whether written or oral,

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in effect which would prevent the Employee from rendering the services contemplated hereunder to the Company during the Term.

     1.6 OTHER ACTIVITY. The Company acknowledges and understands that Employee may, beginning April 2, 1996, take occasional hours off from employment on any day, with pay, to seek employment with another company; provided, however, that the time off from employment shall not restrict or limit in any manner the Employee's ability to perform his duties hereunder.


                                    ARTICLE 2
                                  COMPENSATION

     2.1 BASE SALARY. For all services rendered by the Employee hereunder and in consideration of all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay the Employee a monthly salary ("Base Salary") of $10,000 per month for the period January 1, 1996 through March 31, 1996 and a monthly salary of $8,000 per month for the remainder of the Term, in equal semi-monthly installments.

     2.2 BONUS. In addition to the Base Salary, the Company will pay the Employee a $15,000 (the "Bonus") on April 1, 1996, if the Employee has not given notice to the Company as described in Article 3 as of April 1, 1996.

     2.3 SEVERANCE. In addition to the Base Salary and Bonus, the Employee will be paid $25,000 (the "Severance Amount") if the Employee has not given notice to the Company as described in Article 3 as of June 1, 1996. Such payment will be paid on the date notice is given to the Company by the Employee as described in Article 3 or on the date notice is given to the Employee by the Company as described in Article 3.

     2.4 STOCK OPTIONS. The Company shall issue to the Employee replacement options ("Replacement Options"), outside the Company's stock option plans, to purchase 60,000 shares of the Company's common stock at $1.50 per share on the date ("Grant Date") options are first granted to Jay Kranzler, the Chief Executive Officer of the Company. Such Replacement Options are to be issued in replacement of the various stock options currently held by the Employee which total options to purchase 110,000 shares of the Company's common stock ("Current Options"). Such Replacement Options shall vest as follows: 30,000 shares will vest on the Grant Date and 30,000 shares will vest on June 1, if the Employee has not given notice to the Company as described in Article 3 as of June 1, 1996. Such Replacement Options can be exercised from the date of vesting through March 31, 1998. Such shares are to be included in a registration statement expected to be filed in February 1996 for options granted to certain employees terminated on January 5, 1996 (the "Registration Statement"). Such grant of Replacement Options is subject to approval by the Stock Option Committee of the Board of Directors and a concurrent written cancellation of Current Options by the Employee.

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     2.5  DEDUCTIONS.  The Company shall deduct from the compensation described in Sections 2.1, 2.2 and 2.3 any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any Federal, state or city laws, rules or regulations.

     2.6 BENEFITS. During the Term, the Employee shall be entitled to participate in all employee benefit plans presently available to the Employee.

     2.7 EXPENSES. The Company agrees that the Employee is authorized to incur reasonable and customary expenses in the performance of his duties hereunder, including travel and entertainment costs, and upon presentation of appropriate documentation thereof, the Company shall promptly pay or reimburse the Employee for such reasonable expenses.

                                    ARTICLE 3
                              NOTICE OF TERMINATION


     3.1 TERMINATION OF EMPLOYMENT BY EMPLOYEE. Notwithstanding any provision to the contrary herein or unless otherwise provided by law, the Employee at any time upon 21 days written notice to the Company, may terminate his employment by the Company hereunder. The Company shall be liable to Employee as described in Sections 2.1, 2.2, 2.3 and 2.4 on such termination based on the date such notice is given.

     3.2 TERMINATION OF EMPLOYMENT BY COMPANY. Notwithstanding any provision to the contrary herein or unless otherwise provided by law, beginning June 1, 1996, the Company at any time upon 30 days written notice to the Employee, in its sole and absolute discretion and for any or no reason, may terminate the employment of the Employee hereunder without cause. In such event, the Company shall pay the Employee the Severance Amount as described in Section 2.3 and one month's Base Salary (i.e. $8,000).

                                    ARTICLE 4
                                 NON-DISCLOSURE

               4.1 NON-DISCLOSURE. The Employee, at any time during the Term and thereafter, shall not directly or indirectly, use, disclose or furnish to any other person, firm or corporation except in the course of the proper performance of her duties hereunder (a) any information of a confidential nature relating to any process, technique or procedure of the Company; or (b) any information of a confidential nature obtained as a result of her current or future relationship with the Company, which information is not specifically a matter of public record; or (c) any other trade secrets of the Company; except that the Employee shall not be liable under the terms of this Section 4.1 for using, disclosing or furnishing any of the foregoing which: (1) are or become generally available


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to the public other than as a result of a disclosure in violation of this
Agreement; or (2) are generally known in any industry in which the Company is or may become involved; or (3) are required to be disclosed by the Employee pursuant to law or the order of a court of competent jurisdiction, or other legal process or authority, it being understood, however, that the Employee shall provide the Company with prompt notice of the requirement for such disclosure as soon as practical after the Employee is notified thereof and prior to its disclosure thereof so as to enable the Company to challenge the order compelling such disclosure if the Company so desires. Promptly upon the expiration or termination of the Employee's employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or disclosing any of the foregoing information.

               BREACH OF NON-DISCLOSURE PROVISION. In the event that the Employee shall breach Section 4.1 hereof, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of Section 4.1. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.

               REASONABLE RESTRICTIONS. The parties acknowledge that (a) the agreements in this Article 4 are essential to protect the business and goodwill of the Company, and (b) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.



                                    ARTICLE 5
                                  MISCELLANEOUS

               5.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees and successors; provided, that the obligations of the Employee under this Agreement shall not be delegable by him.

               5.2 NOTICES. All notices and other communications hereunder and all legal process in regard hereto shall be validly given, made or served if in writing, when delivered personally (by courier service or otherwise), or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other party in writing:

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     If to the Company:

               IMRE Corporation
               401 Queen Anne Avenue North
               Seattle, Washington  98109

               Attention: President and Chief Operating Officer

     If to the Employee:

               Alex P. de Soto
               1808 Terrace Avenue
               Snohomish, Washington  98290

               5.3 SEVERABILITY. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

               5.4 WAIVER. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

               5.5 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. No representation, warranty, undertaking or covenant is made by either party hereto except as provided herein and any representations, warranties undertakings or covenants not set forth herein are specifically disclaimed. This Agreement does not constitute a commitment of the Company with regard to the Employee's employment, express or implied, other than to the extent expressly provided for herein.

               5.6 AMENDMENT. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

               5.7 AUTHORITY. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

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               5.8 TITLES.  The titles of the Articles and Sections of this
Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

               5.9 APPLICABLE LAW. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to principals relating to conflicts of law.

               5.10 ATTORNEYS' FEES. The cost of Employee's reasonable attorneys' fees incurred in the negotiation and review of this Agreement in an amount not to exceed $500 shall be borne by the Company.





          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              IMRE CORPORATION


                              By: /s/ DebbyJo Blank
                                  ----------------------------
                                 Name: DebbyJo Blank, MD
                                 Title:  President and Chief Operating Officer



                               /s/ Alex P. de Soto
                              --------------------------------
                              Alex P. de Soto